Exhibit 3.1

FRANCISCO V. AGUILAR Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings	STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street

Carson City, NV 89701

Telephone (775) 684-5708

Fax (775) 684-7141

North Las Vegas City Hall

2250 Las Vegas Blvd North, Suite 400

North Las Vegas, NV 89030

Telephone (702) 486-2880

Fax (702) 486-2888

Certified Copy

4/14/2025 9:29:59 AM

Work Order Number:	W2025041400364

Reference Number:	20254819412

Through Date:	4/14/2025 9:29:59 AM

Corporate Name:	VisitIQ Corp.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20254819394	Amendment After Issuance of Stock	19

Certified By: Ashley Popham Certificate Number: B202504145623607 You may verify this certificate online at https://www.nvsilverflume.gov/home	Respectfully, FRANCISCO V. AGUILAR Nevada Secretary of State

FRANCISCO V. AGUILAR
Secretary of State

RUBEN J. RODRIGUEZ
Deputy Secretary for Southern Nevada

2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2452

STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE	GABRIEL DI CHIARA Chief Deputy Secretary of State DEANNA L. REYNOLDS Deputy Secretary for Commercial Recordings 401 N. Carson Street Carson City, NV 89701 Telephone (775) 684-5708 Fax (775) 684-7141

Business Entity - Filing Acknowledgement

04/14/2025

Work Order Item Number:	W2025041400364-4383681

Filing Number:	20254819394

Filing Type:	Amendment After Issuance of Stock

Filing Date/Time:	4/14/2025 9:12:00 AM

Filing Page(s):	20

Indexed Entity Information:

Entity ID: E0183342009-3	Entity Name: VisitIQ Corp.

Entity Status: Active	Expiration Date: None

Commercial Registered Agent

NEVADA AGENCY AND TRANSFER COMPANY

50 West Liberty Street, Suite 880, Reno, NV 89501, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR Secretary of State

Commercial Recording

2250 Las Vegas Blvd North	401 N. Carson Street	1 State of Nevada Way
North Las Vegas, NV 89030	Carson City, NV 89701	Las Vegas, NV 89119

Filed in the Office of	Business Number E0183342009-3
[signature]	Filing Number 20254819394
Secretary of State State Of Nevada	Filed On 4/14/2025 9:12:00 AM
	Number of Pages 19

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: VisitIQ Corp.

Entity or Nevada Business Identification Number (NVID): NV20091358140

2. Restated or Amended and Restated Articles: (Select one)
(If amending and restating only, complete section 1,2 3, 5 and 6)

[X] Certificate to Accompany Restated Articles or Amended and Restated Articles

- [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- [X] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)
(If amending, complete section 1, 3, 5 and 6.)

[ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) [ ] incorporators [ ] board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

[X] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 61%

Or [ ] No action by stockholders is required, name change only.

[ ] Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: ______

Jurisdiction of formation: ______

Changes to takes the following effect:

- [ ] The entity name has been amended.
- [ ] The purpose of the entity has been amended.
- [ ] The authorized shares have been amended.
- [ ] Other: (specify changes)
- [ ] Dissolution
- [ ] Merger
- [ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☒ Other. The articles have been amended as follows: (provide article numbers, if available) Amendment and Restatement of Articles (attach additional page(s) if necessary)
6. Signature: (Required)	X Signed by: Vernon Hanzlik 5AFCBF8390064B8... — Chief Executive Officer Signature of Officer or Authorized Signer — Title X ____ — ____ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
VISITIQ CORP.

ARTICLE I

The name of this corporation is VisitIQ Corp. (the **"Corporation"**).

ARTICLE II

The period of duration shall be perpetual.

ARTICLE III

The Corporation is organized for the purpose of conducting any lawful business for which a corporation may be organized under the laws of the State of Nevada.

ARTICLE IV

A. GENEREAL

Section 1. **Designation of Shares**. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 500,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), and (ii) 500,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock").

Section 2. **Rights of Board to Designate**. Shares of any class of Common Stock or Preferred Stock may be issued, without shareholder action, from time to time in one or more series as may from time to time be determined by the board of directors. The board of directors of this Corporation is hereby expressly granted authority, without shareholder action, and within the limits set forth in the Nevada Revised Statutes, to:

(a) designate in whole or in part, the powers, preferences, limitations, and relative rights, of any class of shares before the issuance of any shares of that class;

(b) create one or more series within a class of shares, fix the number of shares of each such series, and designate. in whole or part, the powers, preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(c) or revoke the powers, preferences, limitations, and relative rights granted to or imposed upon any wholly unissued class of shares or any wholly unissued series of any class of shares;

(d) increase or decrease the number of shares constituting any series, the number of shares of which was originally fixed by the board of directors, either before or after the issuance of shares of the series; provided that, the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of the applicable class of shares available for designation as a part of the series;

(e) determine the dividend rate on the shares of any class of shares or series of shares, whether dividends will be cumulative, and if so, from which date(s) and the relative rights of priority, if any, of payment of dividends on shares of that class of shares or series of shares;

(f) determine whether that class of shares or series of shares will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g) determine whether that class of shares or series of shares will have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors determines;

(h) determine whether or not the shares of that class of shares or series of shares will be redeemable and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(i) determine whether that class of shares or series of shares wi1l have a sinking fund for the redemption or purchase of shares of that class of shares or series of shares and, if so, the terms and amount of such sinking fund;

(j) determine the rights of the shares of that class of shares or series of shares in the event of voluntary or involuntary liquidation~ dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class of shares or series of shares; and

(k) determine any other relative rights, preferences and limitations of that class of shares or series of shares.

The allocation between the classes, or among the series of each class, of unlimited voting rights and the right to receive the net assets of the Corporation upon dissolution, shall be as designated by the board of directors. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto shall be vested in the Common Stock. Accordingly, unless and until otherwise designated by the board of directors of the Corporation, and subject to any superior rights as so designated, the Common Stock shall have unlimited voting rights and be entitled to receive the net assets of the Corporation upon dissolution.

B. COMMON STOCK

Section 1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

Section 2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of shareholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Articles of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Articles of Incorporation or pursuant to the Business Corporation Act. The holders of the Class A Common Non-Voting Stock are not entitled to vote at any meetings of shareholders (or written actions in lieu of meetings), except where such notice or vote is required by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Articles of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

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C. **SERIES B PREFERRED STOCK.** Of the shares of Preferred Stock, 75,000,000 shares of Preferred Stock are designated Series B Convertible Preferred Stock (the "Preferred B Stock") with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below. The number of authorized shares of Preferred B Stock may be reduced or eliminated by the Board of Directors or a duly-authorized committee thereof in compliance with the Business Corporation Act and the terms hereof stating that such reduction has been authorized; provided, however, that no decrease shall reduce the number of shares of Preferred B Stock to less than the sum of the number of shares of Preferred B Stock then issued and outstanding and the number of shares of Preferred B Stock issuable pursuant to rights or warrants then outstanding to subscribe for or purchase, or any options then outstanding for the purchase, of shares of Preferred B Stock or upon the conversion or exercise of any securities then outstanding convertible or exchangeable into Preferred B Stock. Unless otherwise indicated, references to "Sections" or "Subsections" in this Part C of this Article IV (this "Part C") refer to sections and subsections of this Part C.

Section 1. **Definitions**. For the purposes hereof, the following terms shall have the following meanings:

"Alternate Consideration" shall have the meaning set forth in Section 7(e).

"Beneficial Ownership Limitation" shall have the meaning set forth in Section 6(d).

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Buy-In" shall have the meaning set forth in Section 6(c)(iv).

"Commission" means the United States Securities and Exchange Commission.

"Common Stock" means the Corporation's common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Common Stock Equivalents" means any securities of the Corporation or its subsidiaries, other than Exempt Securities, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Amount" means the sum of the Stated Value at issue.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Price" means the Stated Value, as set forth in Section 2, as the same may be increased pursuant to Section 3.

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred B Stock in accordance with the terms hereof.

"Equity Conditions" means, during the period in question, (a) the Corporation shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Corporation has timely filed (or obtained extensions in respect thereof and filed within the applicable grace period) all reports required to be filed by the Corporation after

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the date hereof pursuant to the Exchange Act, (c) the Corporation shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note,, (d), the Common Stock must be DWAC Eligible and not subject to a "DTC chill," (e) on any date that the Corporation desires to make a payment of interest and/or principal in shares of Common Stock instead of cash, the Common Stock has closed at or above $2.00 per share on the Trading Market and had at least $2,000,000 in trading volume on the Trading Market with respect to the Trading Day immediately prior to any date on which interest or principal is to be paid, (f) the Required Minimum Reserve is current and not deficient in accordance with this Preferred B Stock and the Transaction Documents, (g) this Preferred B Stock and/or the Conversion Shares are registered under the Securities Act pursuant to an effective registration statement, (h) there is no existing Event of Default or no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (i) the Holder is not in possession of any information provided by the Corporation that constitutes, or may constitute, material non-public information, (j) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 6(d) herein, and (k) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exempt Securities" means stock options or other equity incentive awards, and any shares of Common Stock issued upon the exercise or vesting of such stock options or other equity incentive awards, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to an equity incentive plan approved by the Board of Directors.

"Fundamental Transaction" shall have the meaning set forth in Section 7(e).

"GAAP" means United States generally accepted accounting principles.

"Holder" shall have the meaning given such term in Section 2.

"Junior Securities" means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred B Stock in dividend rights or liquidation preference.

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Original Issue Date" means the date of the first issuance of any shares of Preferred B Stock regardless of the number of transfers of any particular shares of Preferred B Stock and regardless of the number of certificates which may be issued to evidence such Preferred B Stock.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Preferred B Share" shall refer to a share of Preferred B Stock

"Preferred B Stock" shall have the meaning set forth above.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Share Delivery Date" shall have the meaning set forth in Section 6(c).

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"Stated Value" shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

"Successor Entity" shall have the meaning set forth in Section 7(e).

"Trading Day" means a day on which the principal Trading Market is open for business.

"Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

Section 2. **Stated Value; Ranking**. The number of shares designated as Preferred B Stock may not be increased without the written consent of holders of a majority of the Preferred B Stock (each, a "Preferred B Holder" and collectively, the "Preferred B Holders")). Each share of Preferred B Stock shall have a par value of $0.001 per share and a stated value equal to $1.00, subject to increase set forth in Section 3 below (the "Stated Value"). Except to the extent that the holders of at least a majority of the outstanding Preferred B Shares (the "Required Preferred B Holders") expressly consent to the creation of Parity Stock (as defined below) other than the Senior Preferred Stock (as defined below), all shares of capital stock of the Corporation shall be junior in rank to all Preferred B Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (such junior stock is referred to herein collectively as "Junior Stock"). The rights of all such shares of capital stock of the Corporation shall be subject to the rights, powers, preferences and privileges of the Preferred B Shares. Without limiting any other rights of the Preferred B Holders, without the prior express consent of the Required Preferred B Holders, voting separate as a single class, the Corporation shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred B Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "Senior Preferred Stock"), (ii) of pari passu rank to the Preferred B Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Corporation (collectively, the "Parity Stock") or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the Maturity Date. In the event of the merger or consolidation of the Corporation with or into another corporation, the Preferred B Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

Section 3. **Dividends**. From and after the first date of issuance of any Preferred B Shares, each Preferred B Holder shall be entitled to receive dividends ("Dividends"), which Dividends shall be paid by the Corporation out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in cash on the Stated Value of such Preferred B Share at the dividend rate of seven and one half percent (7.5%) per annum (the "Dividend Rate") from the Original Issuance Date such Preferred B Shares are issued, which shall be cumulative and shall continue to accrue and compound daily whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Preferred B Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months. Accrued and unpaid Dividends shall be payable in cash commencing on July 1, 2022 and continuing each quarter-annual anniversary of such date until the conversion of the Preferred B Shares or the Corporation's satisfaction in full of its obligations hereunder. With respect to such Dividends attributable to Preferred B Shares subject to conversion hereunder, such Dividends are to be included in the Conversion Amount subject to conversion hereunder. From and after the occurrence and during the continuance of any Event of Default, the Dividend Rate shall automatically be increased to twenty-four percent (24%) per annum. In

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the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure; **provided,** that the Dividends as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default. In lieu of receiving cash dividends, at the option of the Preferred B Holder, upon two (2) Business Days' notice to the Corporation and assuming all the Equity Conditions have been complied with, in shares of freely tradeable Common Stock, in such an amount which equals the amount of Dividends to be paid divided by the average Closing Sale Price over the twenty (20) Trading Day period immediately preceding the notice provided by the Preferred B Holder to the Corporation. In addition to the foregoing, Preferred B Holders shall also be intitled to receive stock dividends or distributions for which adjustments are to be made pursuant to Section 7, and Preferred B Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred B Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

Section 4. **Voting Rights.** Except as otherwise provided herein or as otherwise required by law, the Preferred B Stock shall have no voting rights. However, as long as any shares of Preferred B Stock are outstanding, the Corporation shall not, without the affirmative vote of the Preferred B Holders representing a majority of the then-outstanding shares of the Preferred B Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred B Stock or alter, (b) amend its certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the Preferred B Holders, (c) increase the number of authorized shares of Preferred B Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. **Liquidation.** Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Preferred B Holders shall (i) first be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to 150% times the Stated Value for each share of Preferred B Stock before any distribution or payment shall be made to the holders of any Junior Securities and (ii) then be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred B Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Preferred B Holder. To the extent necessary, the Corporation shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation to be distributed to the Preferred B Holders in accordance with this Section 5. All the preferential amounts to be paid to the Preferred B Holders under this Section 5 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation funds of the Corporation to the holders of shares of Junior Stock in connection with a Liquidation as to which this Section 5 applies.

Section 6. **Conversion.**

(a) Conversions at Option of Preferred B Holder. Each share of Preferred B Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Preferred B Holder thereof, into one (1) share of Common Stock (the "Conversion Ratio") (subject to the limitations set forth in Section 6(d)). Preferred B Holders shall effect conversions by providing the Corporation with the form of conversion notice provided by the Corporation (a "Notice of Conversion"). Each Notice of Conversion shall specify the number of shares of Preferred B Stock to be converted, the number of shares of Preferred B Stock owned prior to the conversion at issue, the number of shares of

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Preferred B Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Preferred B Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred B Stock, a Preferred B Holder shall not be required to surrender the certificate(s) representing the shares of Preferred B Stock to the Corporation unless all of the shares of Preferred B Stock represented thereby are so converted, in which case such Preferred B Holder shall deliver the certificate representing such shares of Preferred B Stock promptly following the Conversion Date at issue. Shares of Preferred B Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) [Reserved]

(c) Mechanics of Conversion

(i) Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the "Share Delivery Date"), the Corporation shall deliver, or cause to be delivered, to the converting Preferred B Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred B Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions and (B) a bank check in the amount of accrued and unpaid dividends. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Preferred B Holder by the Share Delivery Date, the Preferred B Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Preferred B Holder any original Preferred B Stock certificate delivered to the Corporation and the Preferred B Holder shall promptly return to the Corporation the Conversion Shares issued to such Preferred B Holder pursuant to the rescinded Conversion Notice.

(iii) Obligation Absolute. The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of Preferred B Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Preferred B Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Preferred B Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by -such Preferred B Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Preferred B Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Preferred B Holder. In the event a Preferred B Holder shall elect to convert any or all of the Stated Value of its Preferred B Stock, the Corporation may not refuse conversion based on any claim that such Preferred B Holder or anyone associated or affiliated with such Preferred B Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a

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court, on notice to Preferred B Holder, restraining and/or enjoining conversion of all or part of the Preferred B Stock of such Preferred B Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Preferred B Holder in the amount of 1 00% of the Stated Value of Preferred B Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Preferred B Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Preferred B Holder such Conversion Shares pursuant to Section 6(c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Preferred B Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Stated Value of Preferred B Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the first Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Preferred B Holder rescinds such conversion. Nothing herein shall limit a Preferred B Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Preferred B Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Preferred B Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Preferred B Holder, if the Corporation fails for any reason to deliver to a Preferred B Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i). and if after such Share Delivery Date such Preferred B Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Preferred B Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Preferred B Holder of the Conversion Shares which such Preferred B Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Corporation shall (A) pay in cash to such Preferred B Holder (in addition to any other remedies available to or elected by such Preferred B Holder) the amount, if any, by which (x) such Preferred B Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Preferred B Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Preferred B Holder, either reissue (if surrendered) the shares of Preferred B Stock equal to the number of shares of Preferred B Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Preferred B Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Preferred B Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred B Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Preferred B Holder $1,000. The Preferred B Holder shall provide the Corporation written notice indicating the amounts payable to such Preferred B Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Preferred B Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver Conversion Shares upon conversion of

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the shares of Preferred B Stock as required pursuant to the terms hereof.

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred B Stock and payment of dividends on the Preferred B Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Preferred B Holder (and the other holders of the Preferred B Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred B Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred B Stock. As to any fraction of a share which the Preferred B Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall round up to the next whole share.

(vii) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred B Stock shall be made without charge to any Preferred B Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Preferred B Holders of such shares of Preferred B Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred B Stock, and a Preferred B Holder shall not have the right to convert any portion of the Preferred B Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Preferred B Holder (together with such Preferred B Holder's Affiliates, and any Persons acting as a group together with such Preferred B Holder or any of such Preferred B Holder's Affiliates (such Persons, "Attribution Parties")) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Preferred B Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred B Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred B Stock beneficially owned by such Preferred B Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred B Stock) beneficially owned by such Preferred B Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d). beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of

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whether the Preferred B Stock is convertible (in relation to other securities owned by such Preferred B Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred B Stock are convertible shall be in the sole discretion of such Preferred B Holder, and the submission of a Notice of Conversion shall be deemed to be such Preferred B Holder's determination of whether the shares of Preferred B Stock may be converted (in relation to other securities owned by such Preferred B Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred B Stock are convertible, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Preferred B Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation's most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Preferred B Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Preferred B Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred B Stock, by such Preferred B Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The "Beneficial Ownership Limitation" shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred B Stock held by the applicable Preferred B Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. For the avoidance of doubt, in the event that any Preferred B Stock conversion will violate the Beneficial Ownership Limitation (the "Trigger Date") , then the Preferred B Holder, at its option and in addition to any other rights it has hereunder, may: (i) require the Corporation issue the Preferred B Holder an additional right to acquire a warrant (the "New Warrant") exercisable into 9.99% of the shares of Common Stock issuable upon exercise of all outstanding securities on the applicable Trigger Date (the "New Warrant Shares"). The New Warrant shall be of like tenor to the outstanding Warrants, *mutatis mutandis,* and an exercise price equal to the lowest price per share for which one share of Common Stock is at any time, directly or indirectly, issuable pursuant to any such outstanding Warrant. The New Warrant shall be exercisable into 9.99% of the shares of Common Stock issuable upon exercise of all outstanding Warrants as of Trigger Date; or and (iii) negotiate in good faith with the Corporation in order to consider other approaches, such as putting the shares to be converted that are in excess of the Beneficial Ownership Limitation in a trust to be accessed by the Preferred B Holder if, as, and when the Conversion Shares so held may be converted in accordance with the provisions of this Section 6(d).

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred B Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred B Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of

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Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Pro Rata Distributions. During such time as this Preferred B Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Preferred B Stock, then, in each such case, the Preferred B Holder shall be entitled to participate in such Distribution to the same extent that the Preferred B Holder would have participated therein if the Preferred B Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred B Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Preferred B Holder's right to participate in any such Distribution would result in the Preferred B Holder exceeding the Beneficial Ownership Limitation, then the Preferred B Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Preferred B Holder until such time, if ever, as its right thereto would not result in the Preferred B Holder exceeding the Beneficial Ownership Limitation).

(c) Fundamental Transaction. If, at any time while the Preferred B Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement but not including a transaction involving the sale of the Preferred Stock of the Company) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a "Fundamental Transaction"), then, upon any subsequent conversion of this Preferred B Stock, the Preferred B Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred B Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred B Stock is

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convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred B Stock). For purposes of any such conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Ratio among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Preferred B Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred B Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file an amendment to this Part C with the same terms and conditions and issue to the Preferred B Holders new preferred stock consistent with the foregoing provisions and evidencing the Preferred B Holders' right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Part C in accordance with the provisions of this Section pursuant to written agreements in form and substance reasonably satisfactory to the Preferred B Holder and approved by the Preferred B Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred B Stock, deliver to the Preferred B Holder in exchange for this Preferred B Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred B Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred B Stock (without regard to any limitations on the conversion of this Preferred B Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred B Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Preferred B Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Part C referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Part C with the same effect as if such Successor Entity had been named as the Corporation herein.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding

(e) Notice to the Preferred B Holders.

(i) Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Preferred B Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Preferred B Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common

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Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred B Stock, and shall cause to be delivered to each Preferred B Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Preferred B Holder shall remain entitled to convert the Conversion Amount of this Preferred B Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. **Miscellaneous**

(a) Noncircumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Part C, and will at all times in good faith carry out all the provisions of this Part C and take all action as may be required to protect the rights of the Preferred B Holders. Without limiting the generality of the foregoing or any other provision of this Part C, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred B Stock above the Conversion Rate then in effect and (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred B Stock.

(b) Notices. Any and all notices or other communications or deliveries to be provided by the Preferred B Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at VisitIQ Corp., VisitIQ Corp.; 729 N. Washington Ave.; Suite 600, Minneapolis, MN 55401; Attn: Chief Executive Officer; or such address as the Corporation may specify for such purposes by notice to the Preferred B Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service

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addressed to each Preferred B Holder at the facsimile number or address of such Preferred B Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(c) Absolute Obligation. Except as expressly provided herein, no provision of this Part C shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred B Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(d) Lost or Mutilated Preferred B Stock Certificate. If a Preferred B Holder's Preferred B Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred B Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(e) Governing Law; Exclusive Jurisdiction. This Part C shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Certificate of Designation shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Except as otherwise required by this Certificate of Designation, the Corporation hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Preferred B Holder from bringing suit or taking other legal action against the Corporation in any other jurisdiction to collect on the Corporation's obligations to such Preferred B Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Preferred B Holder. The Corporation hereby irrevocably waives any right it may have to, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection with or arising out of this Part C or any transaction contemplated hereby.

(f) Waiver. Any waiver by the Corporation or a Preferred B Holder of a breach of any provision of this Part C shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Part C or a waiver by any other Preferred B Holders. The failure of the Corporation or a Preferred B Holder to insist upon strict adherence to any term of this Part C on one or more occasions shall not be considered a waiver or deprive that party (or any other Preferred B Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Part C on any other occasion. Any waiver by the Corporation or a Preferred B Holder must be in writing.

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(g) Severability. If any provision of this Part C is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Part C so long as this Part C as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Part C and shall not be deemed to limit or affect any of the provisions hereof.

(j) Status of Converted or Redeemed Preferred B Stock. Shares of Preferred B Stock may only be issued pursuant to the Exchange Agreement. If any shares of Preferred B Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Convertible Preferred B Stock.

(k) Form of Security. The Preferred B Stock shall be issued as book-entry securities directly registered in the Preferred B Holder's name on the Corporation's books and records or, if requested by any Preferred B Holder of the Preferred B Stock, such Preferred B Holder's shares may be issued in certificated form.

(l) Payment of Collection, Enforcement and Other Costs. If (a) any Preferred B Shares are placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or a Preferred B Holder otherwise takes action to collect amounts due under this Part C with respect to the Preferred B Shares or to enforce the provisions of this Part C or (b) there occurs any bankruptcy, reorganization, receivership of the Corporation or other proceedings affecting the rights of the Corporation's creditors and involving a claim under this Part C, then the Corporation shall pay the costs incurred by such Preferred B Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys' fees and disbursements.

(m) Vote to Change the Terms of or Issue Preferred B Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote of holders of a majority of the outstanding Preferred B Stock at a meeting duly called for such purpose or the written consent without a meeting of the Required Preferred B Holders, voting together as a single class, the Corporation shall not: (a) purchase, repurchase or redeem any shares of capital stock of the Corporation junior in rank to the Preferred B Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Corporation the right to repurchase shares upon the termination of services); or (b) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Preferred B Shares.

(n) Amendment. This Part C or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in

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accordance with the Nevada Revised Statutes, of the Required Preferred B Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Certificate of Incorporation.

(o) Transfer of Preferred B Shares. A Preferred B Holder may transfer some or all of its Preferred B Shares without the consent of the Corporation

(p) Term. The term of this Preferred B Stock is four years from the Original Issue Date. If not earlier converted as provided herein, at any time on or after the fourth anniversary of the Original Issue Date, the Preferred B Holder may "put" the Preferred B Shares to the Corporation for the value of the Preferred B Shares based on the amount the Preferred B Holder would be entitled to upon Liquidation.

ARTICLE V

Provisions for the regulation of the internal affairs of the Corporation will be contained in its Bylaws as adopted by the Board of Directors. The number of Directors of the Corporation shall be fixed by its Bylaws or by subsequent resolution of the Board of Directors.

ARTICLE VI

The Corporation shall indemnify any person against expenses, including without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, in all circumstances in which, and to the extent that, such indemnification is permitted and provided for by the laws of the State of Nevada then in effect.

ARTICLE VII

To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages.

ARTICLE VIII

The Corporation expressly elects not to be governed by or be subject to the provisions of sections 78.378 through 78.3793 of the Nevada Revised Statutes or any similar or successor statutes adopted by any state which may be deemed to apply to the Corporation from time to time.

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SIGNATURE

The undersigned hereby certifies on behalf of VisitIQ Corp., a corporation duly organized and existing under the laws of the State of Nevada (the "Corporation"), that:

1. The undersigned is the Chief Executive Officer of the Corporation.

2. The foregoing Second Amended and Restated Articles of Incorporation have been duly approved by a majority vote of the Board of Directors, holders of a majority of outstanding shares of Common Stock, and holders of a majority of outstanding shares of Preferred B Stock.

3. The foregoing Second Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Nevada Corporations Code.

I further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer has signed this Second Amended and Restated Articles of Incorporation as of April 11, 2025.

VISITIQ CORP.

Signed by:

Vernon Hanzlik

5AFCBF8390064B8...

By: Vernon Hanzlik
Chief Executive Officer